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                                                                    EXHIBIT 11.1

                         ENDOVASCULAR TECHNOLOGIES, INC.



                        COMPUTATION OF NET LOSS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             For the Quarter Ended March 31,
                                                                         --------------------------------------
                                                                               1997                   1996
                                                                         ---------------        ---------------
Net Loss                                                                 $        (4,568)       $        (2,666)
                                                                         ===============        ===============
Weighted average common shares outstanding                                         8,438                  7,473

Common shares and options granted (using the treasury
    stock method assuming an initial public offering price
    of $12.00) since December 15, 1994 included pursuant
    to Securities and Exchange Commission Rules                                                             187
                                                                         ---------------        ---------------
Weighted average common and equivalent shares                                      8,438                  7,660
                                                                         ===============        ===============
Net loss per common and equivalent share                                 $         (0.54)       $         (0.35)
                                                                         ===============        ===============






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